                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               UNISYS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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         filing fee is calculated and state how it was determined):

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         was paid previously. Identify the previous filing by registration
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


                                          Unisys Corporation

                                          Township Line and Union Meeting Roads
                                          Blue Bell, PA 19424-0001

[UNISYS LOGO]

March 12, 1998

Dear Fellow Stockholder:

     It is my pleasure to invite you to the Unisys 1998 Annual Meeting of Stockholders. This year's meeting will be held on Thursday, April 23, 1998 at the Park Hyatt Philadelphia at the Bellevue, which is located at Broad and Walnut Streets in Philadelphia, Pennsylvania. The meeting will begin at 9:30 a.m.

     As you will note in our annual report to stockholders, we have much to celebrate this year. In 1997 our net income before one-time charges more than tripled over 1996. We continued to grow our services business, made great strides in reducing debt, and -- most important -- sharply increased shareholder value. And we're not slowing down. We are taking aggressive actions to accelerate our progress in 1998 by focusing on high-potential markets where we can grow profitably and help our customers be more successful.

     Whether you plan to attend the annual meeting or not, I urge you to take a moment to vote on the items in this year's proxy statement. Please sign, date, and return the enclosed proxy card as soon as possible. It only takes a few minutes, and it will ensure that your shares are represented at the meeting.

     I look forward to seeing you at the annual meeting and sharing my plans and vision for the "new Unisys."

                                          Sincerely,

                                          /s/ Lawrence A. Weinbach
                                          Lawrence A. Weinbach
                                          Chairman, President and
                                          Chief Executive Officer

                                 [UNISYS LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 APRIL 23, 1998

     Unisys Corporation will hold its 1998 Annual Meeting of Stockholders at The Park Hyatt Philadelphia at the Bellevue, Broad and Walnut Streets, Philadelphia, Pennsylvania, on Thursday, April 23, 1998 at 9:30 a.m. to:

          1. elect three directors;

          2. ratify the selection of independent auditors for 1998;

          3. consider and vote upon a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock;

          4. consider and vote upon the stockholder proposal set forth in the attached Proxy Statement; and

          5. transact any other business properly brought before the meeting.

     Only holders of Unisys Common Stock of record at the close of business on February 23, 1998 will be entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Harold S. Barron
                                          Harold S. Barron
                                          Senior Vice President, General Counsel
                                          and Secretary

Blue Bell, Pennsylvania
March 12, 1998

                                   IMPORTANT

PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

                               UNISYS CORPORATION


                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 23, 1998

     The Board of Directors of Unisys Corporation ("Unisys" or the "Company") solicits your proxy for use at the 1998 Annual Meeting of Stockholders to be held on April 23, 1998 and at any adjournment(s) thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect directors, ratify the selection of independent auditors, approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and consider and vote upon a stockholder proposal.


     The record date for the Annual Meeting is February 23, 1998. Only holders of record of Unisys Common Stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 250,392,803 shares of Common Stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.


     This Proxy Statement, the accompanying form of proxy/voting instruction card and the annual report of Unisys, including 1997 financial statements, are being mailed on or about March 12, 1998.

VOTING

     Each record holder of Unisys Common Stock as of the record date is entitled to cast one vote per share on each matter to be voted upon. Directors will be elected by a plurality of the votes cast. The amendment to the Certificate of Incorporation will be approved if it receives the affirmative vote of a majority of the outstanding shares of Common Stock. Each of the other matters scheduled to come before the Annual Meeting will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions and broker non-votes will have the same effect as negative votes on the proposal to amend the Company's Certificate of Incorporation. For purposes of the matters requiring a majority vote of shares present and entitled to vote, abstentions will be included in the vote totals, and therefore will have the same effect as a negative vote. Broker non-votes will not be included in the vote totals for these matters and therefore will have no effect on the vote.

     If you properly execute and return the enclosed proxy/voting instruction card, and do not revoke it, the proxy holders will vote the shares represented by the proxy in accordance with your instructions. If a properly executed proxy gives no instructions, the proxy holders will vote the shares represented thereby FOR the election of directors, FOR the selection of independent auditors, FOR the amendment to the Certificate of Incorporation, AGAINST the adoption of the stockholder proposal and in their discretion on any other matters that properly come before the Annual Meeting. You may revoke an executed proxy at any time prior to its exercise by giving notice in writing to the Secretary of Unisys or by voting in person at the meeting.


     If you are a participant in the Unisys Savings Plan (the "Savings Plan"), the enclosed proxy/voting instruction card will serve as voting instructions to the Savings Plan trustee for any whole shares of Unisys Common Stock credited to your account as of February 23, 1998. The trustee will vote those shares in accordance with your instructions if it receives your signed proxy/voting instruction card by April 17, 1998. If you do not sign and return the proxy/voting instruction card in a timely manner, or if you give no instructions with respect to a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received proper instructions from other participants.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 11 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. Three of the four directors whose terms expire in 1998, Henry
C. Duques, Theodore E. Martin and Lawrence A. Weinbach, have been nominated for reelection. Under the Company's Bylaws, no person may be elected a director after having attained the age of 70. Alan E. Schwartz will therefore retire from the Board of Directors at the Annual Meeting, and the Board will then consist of ten members. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the nominees and directors, their principal occupations or employment during the past five years and other data regarding them are set forth below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

[DUQUES PHOTO]
                  HENRY C. DUQUES

                  Mr. Duques, 54, is Chairman and Chief Executive Officer of First Data Corporation, an electronic payments and information management company. He has served as a director of Unisys since February 1998 and is a member of the Nominating Committee of the Board of Directors.


[MARTIN PHOTO]
                  THEODORE E. MARTIN

                  Mr. Martin, 58, is a Director and President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the positions of Executive Vice President-Operations of that company and President and Chief Operating Officer and Group Vice President of one of that company's principal business units. He is a director of Ingersoll-Rand Company and RJR Nabisco Holding Corp. He has served as a director of Unisys since 1995 and is a member of the Audit Committee and the Nominating Committee of the Board of Directors.

[WEINBACH PHOTO]
                  LAWRENCE A. WEINBACH

                  Mr. Weinbach, 58, is Chairman of the Board, President and Chief Executive Officer of Unisys. He previously served in the position of Managing Partner-Chief Executive of Andersen Worldwide, a global professional services organization. He has served as a director of Unisys since September 1997.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1999

[BOLDUC PHOTO]
                  J. P. BOLDUC

                  Mr. Bolduc, 58, is Chairman and Chief Executive Officer of JPB Enterprises, Inc., a merchant banking, venture capital and real estate investment holding company with interests in the food, beverage, real estate, retail and manufacturing industries. He previously served in the positions of Vice Chairman, Chief Operating Officer, President and Chief Executive Officer of W. R. Grace & Co., a specialty chemicals and health care company, from 1986 to 1995. He is a director of Brothers Gourmet Coffees, Inc., Marshall & Ilsley Corporation, Newmont Gold and Mining Corporations, Proudfoot PLC and Sundstrand Corporation. He has served as a director of Unisys since 1992 and is a member of the Finance Committee and the Nominating Committee of the Board of Directors.


[DUDERSTADT PHOTO]
                  JAMES J. DUDERSTADT

                  Dr. Duderstadt, 55, is President Emeritus of the University of Michigan and University Professor of Science and Engineering at that university. He is a director of CMS Energy Corporation. He has served as a director of Unisys since 1990 and is a member of the Audit Committee and the Nominating Committee of the Board of Directors.


[MACKE PHOTO]
                  KENNETH A. MACKE

                  Mr. Macke, 59, is General Partner of Macke Partners, a venture capital firm. He previously served as Chairman and Chief Executive Officer of Dayton Hudson Corporation, a general merchandise retailer, from 1984 to 1994. He is a director of Fingerhut Companies, Inc., U.S. Bancorp and General Mills, Inc. He has served as a director of Unisys since 1989 and is a member of the Compensation and Organization Committee and the Nominating Committee of the Board of Directors.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 2000

[FOSLER PHOTO]
                  GAIL D. FOSLER

                  Ms. Fosler, 50, is Senior Vice President and Chief Economist of The Conference Board, a business-sponsored, nonprofit research organization. She is a director of H. B. Fuller Company and a Trustee of the John Hancock Mutual Funds. She has served as a director of Unisys since 1993 and is a member of the Finance Committee and the Nominating Committee of the Board of Directors.


[GOODES PHOTO]
                  MELVIN R. GOODES

                  Mr. Goodes, 62, is a Director and Chairman and Chief Executive Officer of Warner-Lambert Company, a diversified worldwide health care, pharmaceutical and consumer products company. He is a director of Ameritech Corporation and Chase Manhattan Corporation. He has served as a director of Unisys since 1987 and is a member of the Compensation and Organization Committee and the Nominating Committee of the Board of Directors.


[HUSTON PHOTO]
                  EDWIN A. HUSTON

                  Mr. Huston, 59, is Senior Executive Vice President-Finance and Chief Financial Officer of Ryder System, Inc., an international highway transportation services company. He has served as a director of Unisys since 1993 and is a member of the Compensation and Organization Committee and the Nominating Committee of the Board of Directors.


[MCCLEMEN PHOTO]
                  ROBERT MCCLEMENTS, JR.

                  Mr. McClements, 69, is a retired Chairman, President and Chief Executive Officer of Sun Company, Inc., a diversified energy company. He is a director of Bethlehem Steel Corporation. He has served as a director of Unisys since 1991 and is a member of the Audit Committee and the Nominating Committee of the Board of Directors.

BOARD MEETINGS

     The Board of Directors held 15 meetings in 1997. During 1997, all directors attended at least 75 percent of the meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

     The Board of Directors has a standing Audit Committee, Compensation and Organization Committee and Nominating Committee, as well as certain other committees.

     The Audit Committee held four meetings in 1997. Its principal functions are to review compliance with Company policies, review internal control procedures, recommend to the Board of Directors the firm of independent auditors to serve the Company, review the scope, fees and results of the audit by the independent auditors and review the internal audit organization and annual audit plan. The members of the Audit Committee are Messrs. Duderstadt, Martin and McClements.

     The Compensation and Organization Committee held six meetings in 1997. Its principal functions are to review and approve remuneration of the Company's elected officers, evaluate performance, review and approve senior executive compensation programs, administer remuneration plans, including the Company's variable compensation plan and the 1990 Unisys Long-Term Incentive Plan (the "1990 Plan"), and review management succession and related matters. The members of the Compensation and Organization Committee are Messrs. Goodes, Huston and Macke.

     The Nominating Committee held three meetings in 1997. All directors other than Mr. Weinbach are members of the Nominating Committee. The principal functions of the Nominating Committee are to identify and review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. If a stockholder intends to make a nomination at an Annual Meeting, the Company's Bylaws require that the stockholder deliver a notice to the Company not less than 90 days prior to such meeting setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each nominee as would be required by the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.

     The Board has also designated a standing Finance Committee and may establish other committees from time to time.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors to audit the Company's books and accounts for the year ending December 31, 1998 and recommends ratification of such selection by the stockholders. Ernst & Young LLP has served as independent auditors for Unisys since the merger of Burroughs Corporation and Sperry Corporation in 1986, having previously served in that capacity for Sperry Corporation. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent auditors for Unisys. If, however, stockholders do not ratify the selection of Ernst & Young LLP, the Board will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1998. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously approved, and recommends that stockholders consider and approve, an amendment to the Company's Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 360,000,000 to 720,000,000. The amendment would not change the authorized amount of the Company's preferred stock.

     If the amendment is approved by the stockholders, the first sentence of
Section 1 of Article IV of the Certificate of Incorporation would be amended to read as follows:

    Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 760,000,000, divided into two classes consisting of 720,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 40,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock").


     As of March 1, 1998, the Company had approximately 250,000,000 shares of Common Stock issued and outstanding and had reserved approximately 81,000,000 shares for issuance upon the conversion of shares of preferred stock and other convertible securities and in connection with the Company's various employee benefit and compensation plans. This leaves approximately 29,000,000 authorized but unissued shares of Common Stock available for future use.


     The Board of Directors believes that an increase in the number of authorized shares of Common Stock is necessary to provide the Company with additional flexibility to meet its future business needs. If the proposed amendment is approved by the stockholders, the Company will have additional shares available for acquisitions, equity financings, equity compensation plans, stock dividends or stock splits and other corporate purposes. The additional shares would be available for issuance without further stockholder approval, except as may be required by applicable law or the rules of the New York Stock Exchange. Although the Company does not have any commitment or understanding at this time for the issuance of additional shares of Common Stock (other than as permitted or required under the Company's employee benefit plans), the proposed amendment should enable the Company to take timely advantage of favorable opportunities and market conditions when they arise.

     Holders of Unisys Common Stock have no preemptive rights with respect to any additional shares of Common Stock. The issuance of such additional shares could have a dilutive effect on earnings per share of the Common Stock and on the equity and voting power of those holding

Common Stock at the time of issuance. In addition, the proposed amendment could have an anti-takeover effect, as additional shares of Common Stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company. However, the amendment is not being proposed in response to any known effort to accumulate Common Stock or obtain control of the Company.

     Although the proposed increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes, the rules of the Securities and Exchange Commission require disclosure of charter, bylaw and other provisions that could have an anti-takeover effect. These include: (i) a classified Board of Directors, (ii) the requirement of a supermajority vote for the removal of directors, (iii) a fair price provision requiring a supermajority vote for certain business transactions involving a significant stockholder, (iv) a prohibition on stockholder actions by written consent and on stockholder calls of special meetings, (v) an advance notice provision for director nominations and (vi) a stockholder rights plan.


     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be required to adopt the proposed amendment.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                              STOCKHOLDER PROPOSAL

     The New York City Teachers' Retirement System, c/o The City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, beneficial owner of 226,400 shares of Unisys Common Stock, has proposed the adoption of the following resolution:

    BE IT RESOLVED, that the shareholders of Unisys Corporation request that the Board of Directors amend the certificate of incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings.

SUPPORTING STATEMENT OF THE PROPONENT

     The rights of the shareholders to take action by written consent and to call special meetings should not be abridged.

     The Company's elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests.

     For example, the right of shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder's proposal to acquire control of the company, or a dissident shareholders' slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting.

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     The Company's Certificate of Incorporation and/or Bylaws (collectively, the "Corporate Documents") (i) require the Company to hold an annual meeting of stockholders each year, (ii) prohibit stockholder action by written consent and
(iii) allow special meetings to be called only by a majority of the Board of Directors. The proposed amendments would allow stockholders to call special meetings and to act by written consent without a meeting for any reason and at any time. The Board believes that adoption of these amendments would undermine, rather than foster, stockholder democracy, would be disruptive and would impose significant administrative and financial burdens.


     The Board believes that permitting stockholders to solicit written consents on any matter at any time would be both confusing and disruptive in a publicly held corporation with more than 250,000,000 shares outstanding and more than 37,000 stockholders of record. In addition, amending the Corporate Documents to permit written consents could disenfranchise many stockholders. Under the current provisions in the Corporate Documents, which prohibit stockholder action by written consent, all the stockholders of the Company have the opportunity to participate in meetings called to determine proposed actions. These provisions thus allow the opportunity for discussion and increase the ability of all stockholders to have their views considered. The proposed amendments, on the other hand, would make it possible for the holders of a simple majority of voting shares to use the consent procedure to take action without a meeting and before all arguments can be heard. The Board believes that this does not further stockholder democracy.


     At the annual meeting of stockholders, which is already required by the Corporate Documents, stockholders have an opportunity to raise any appropriate matter. Allowing stockholders to call an unlimited number of special meetings for any reason and at any time would be disruptive to the conduct of business and would impose significant administrative and financial burdens on the Company. Special meetings are costly in terms of both time and money. Each of the thousands of holders of the Company's common stock must receive proxy materials for every special meeting. This involves legal, printing and postage expense, in addition to those costs normally associated with the Company's annual meeting. In addition, preparing for a stockholder meeting requires significant attention from corporate officers and employees, diverting them from running the business. The current provisions in the Corporate Documents, which allow only the Board of Directors to call special meetings, ensure the orderly conduct of corporate affairs. They also prevent a minority of the shares from imposing upon the Company the burden and expense of a stockholder meeting that may not be desired by the majority.

     For the reasons stated above, the Board of Directors believes that the proposed amendments are not in the best interests of the Company or its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, have jointly filed a Schedule 13G with the Securities and Exchange Commission dated February 14, 1998 reporting beneficial ownership of 29,585,516 shares (or 11.72%) of Unisys Common Stock. Of such shares, 3,406,141 represent shares issuable upon conversion of the Company's convertible debt securities and preferred stock. Sole dispositive power has been reported for 29,585,516 shares. Sole voting power has been reported for 1,327,133 shares.


     Shown below are the number of shares of Unisys Common Stock (or Stock Units) beneficially owned as of March 1, 1998, by all directors and nominees, each of the executive officers named on page 10, and all current directors and executive officers of Unisys as a group. No individual or group named below beneficially owns more than one percent of the outstanding shares of Unisys Common Stock.



                                                                        ADDITIONAL SHARES OF
                                               NUMBER OF SHARES         COMMON STOCK DEEMED
             BENEFICIAL OWNER                OF COMMON STOCK(1)(2)    BENEFICIALLY OWNED(1)(3)
             ----------------                ---------------------    ------------------------
Harold S. Barron...........................           70,295                   176,750
J. P. Bolduc...............................           10,881                        --
James J. Duderstadt........................            9,232                        --
Henry C. Duques............................               --                        --
Gail D. Fosler.............................           31,938                        --
Gerald A. Gagliardi........................           80,920                    56,959
George R. Gazerwitz........................           76,453                   196,483
Melvin R. Goodes...........................            9,173                        --
Edwin A. Huston............................           10,239                        --
Kenneth A. Macke...........................           35,291                        --
Theodore E. Martin.........................           16,081                        --
Robert McClements, Jr......................           16,323                        --
Lawrence C. Russell........................          108,339                   170,000
Alan E. Schwartz...........................           25,018                        --
James A. Unruh (4).........................          333,483                 1,625,299
Lawrence A. Weinbach.......................          254,643                        --
All current directors and executive
  officers as a group......................        1,070,853                 1,142,150


---------------

(1) Includes shares reported by directors and executive officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.


(2) Includes 1,381 shares for Mr. Unruh, 605 shares for Mr. Gagliardi, 1,668 shares for Mr. Gazerwitz and 5,674 shares for current executive officers as a group, all held under the Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. With respect to such shares, plan participants have authority to direct voting. Also includes restricted shares and restricted share units, as follows: Mr. Barron, 66,695; Mr. Gagliardi, 80,000; Mr. Gazerwitz, 65,000; Mr. Russell, 108,339; Mr. Unruh, 269,474; Mr. Weinbach, 169,762; current executive officers as a group, 787,872. Also includes Stock Units, as described on page 15, for directors as follows: Mr. Bolduc, 7,881; Dr. Duderstadt, 8,182; Ms. Fosler, 6,788; Mr. Goodes, 8,973; Mr. Huston, 9,239; Mr. Macke, 34,091; Mr. Martin, 16,081; Mr.
    McClements, 15,323 and Mr. Schwartz, 16,018.


(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 1998.

(4) Mr. Unruh resigned as a director and executive officer in September 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to (i) the current chief executive officer and the former chief executive officer and (ii) the other four most highly compensated executive officers of Unisys in 1997 (the "Named Officers"), for services rendered in all capacities to Unisys for 1997, 1996 and 1995.


                                                                                      LONG-TERM COMPENSATION
                                                                           ---------------------------------------------
                          ANNUAL COMPENSATION                                      AWARDS                  PAYOUTS
------------------------------------------------------------------------   -----------------------   -------------------
                                                                 OTHER     RESTRICTED   SECURITIES
                                                                ANNUAL       STOCK      UNDERLYING    LTIP     ALL OTHER
                                                                COMPEN-     AWARD(S)     OPTIONS/    PAYOUTS    COMPEN-
            NAME AND                     SALARY    BONUS(1)    SATION(2)      (3)        SARS(4)       (4)     SATION(5)
       PRINCIPAL POSITION          YEAR    ($)        ($)         ($)         ($)          (#)         ($)        ($)
       ------------------          ----  -------   ---------   ---------   ----------   ----------   -------   ---------
Lawrence A. Weinbach(6)..........  1997  327,692   1,992,000    766,742    2,058,364    1,000,000      --            --
  Chairman, President and Chief
  Executive Officer

James A. Unruh(7)................  1997  836,004     418,000    286,374           --      180,000      --       366,999
  Chairman and Chief               1996  824,004     585,000      4,642    2,021,055      180,000      --        15,999
  Executive Officer                1995  800,004          --      2,025           --      180,000      --        15,999

Gerald A. Gagliardi..............  1997  426,669     194,000     61,788           --       60,000      --        87,310
  Executive Vice President         1996  397,504     205,000      8,198      594,000       60,000      --        25,140
                                   1995  257,086      75,000     11,921           --       30,000      --        12,881

George R. Gazerwitz..............  1997  350,004     256,000     65,506           --       60,000      --        85,116
  Executive Vice President         1996  283,554     145,000         --      472,928       50,000      --        15,616
                                   1995  271,333     100,000         --           --       30,000      --        15,616

Lawrence C. Russell(8)...........  1997  450,000     216,000     12,095           --       60,000      --       260,900
  Executive Vice President         1996  450,000     270,000    163,575      682,103       60,000      --            --
                                   1995   75,000      50,000     16,747      104,352      250,000      --       200,000

Harold S. Barron.................  1997  375,000     216,000     59,980           --       35,000      --       113,440
  Senior Vice President,           1996  362,500     145,000      5,266      500,213       35,000      --        48,230
  General Counsel and              1995  351,250      30,000         --           --       34,000      --        43,710
  Secretary


---------------


(1) Amount shown for Mr. Weinbach includes the one-time bonus described at page 13.



(2) Amounts shown for Mr. Weinbach are tax reimbursements and personal benefits, including $102,072 for relocation. All amounts shown for the other Named Officers for 1997 are tax reimbursements.



(3) Amounts shown are the dollar value of restricted stock awards based on the closing market price of Unisys Common Stock on the date of grant. At December 31, 1997, the number and value of restricted share holdings for each of the Named Officers were as follows: Mr. Weinbach - 169,762 shares, $2,355,448; Mr. Unruh - 269,474 shares, $3,738,952; Mr. Gagliardi - 80,000 shares, $1,110,000; Mr. Gazerwitz - 23,316 shares, 41,684 restricted share units, $901,875; Mr. Russell - 108,339 shares, $1,503,204; Mr.
    Barron - 66,695 shares, $925,393. The grant to Mr. Weinbach is more fully described at page 12.



(4) Although the 1990 Plan permits grants of free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.



(5) Amounts shown for 1997 include the full amount of premiums paid by Unisys for life insurance under split-dollar arrangements and premiums reimbursed to the Named Officers for indemnity insurance as follows: Mr. Unruh - $15,999, $351,000; Mr. Gagliardi - $30,810, $56,500; Mr.
    Gazerwitz - $15,616, $69,500; Mr. Barron - $49,940, $63,500. Amount shown for Mr. Russell consists of $53,900 for split dollar life insurance, $7,000 for indemnity insurance and $200,000 in respect of the incentive forfeiture payments referred to on page 13.



(6) Mr. Weinbach joined Unisys on September 23, 1997.



(7) Mr. Unruh served as Chairman and Chief Executive Officer until September
    1997.



(8) Mr. Russell joined Unisys in November 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information on grants of stock options during 1997 to the Named Officers pursuant to the 1990 Plan. No stock appreciation rights were granted during 1997.

                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                ASSUMED ANNUAL RATES OF
                                                                                STOCK PRICE APPRECIATION
                            INDIVIDUAL GRANTS                                     FOR OPTION TERMS(1)
--------------------------------------------------------------------------   ------------------------------
                           NUMBER OF       % OF
                           SECURITIES     TOTAL
                           UNDERLYING    OPTIONS     EXERCISE
                            OPTIONS     GRANTED TO   OR BASE
                           GRANTED(2)   EMPLOYEES    PRICE(3)   EXPIRATION
          NAME                (#)        IN 1997      ($/SH)     DATE(4)     0%($)     5%($)       10%($)
          ----             ----------   ----------   --------   ----------   -----   ---------   ----------
Lawrence A. Weinbach.....  1,000,000       19.0      11.7813     9/23/07      --     7,422,219   18,732,267
James A. Unruh...........    180,000        3.4       6.2500     4/23/07      --       708,750    1,788,750
Gerald A. Gagliardi......     60,000        1.1       6.2500     4/23/07      --       236,250      596,250
George R. Gazerwitz......     60,000        1.1       6.2500     4/23/07      --       236,250      596,250
Lawrence C. Russell......     60,000        1.1       6.2500     4/23/07      --       236,250      596,250
Harold S. Barron.........     35,000        0.7       6.2500     4/23/07      --       137,813      347,813

---------------

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on Unisys Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to Mr. Weinbach were granted on September 23, 1997. Options granted to the other Named Officers were granted on April 23, 1997. Options become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the 1990 Plan).

(3) The exercise price per share is the fair market value (calculated as the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of a share of Unisys Common Stock on the date of grant. Options may be exercised with cash and/or with other shares of Unisys Common Stock or with any other form of consideration permitted by the Compensation and Organization Committee.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to option exercises during 1997 and unexercised stock options held by the Named Officers at December 31, 1997.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS AT                    OPTIONS AT
                               SHARES                      DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                              ACQUIRED      VALUE                 (#)                           ($)
                             ON EXERCISE   REALIZED   ---------------------------   ---------------------------
           NAME                  (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   --------   -----------   -------------   -----------   -------------
Lawrence A. Weinbach.......     --           --               --      1,000,000             --      2,093,700
James A. Unruh.............   70,000       697,814     1,175,299        450,000      4,946,250      2,857,500
Gerald A. Gagliardi........   15,000       42,657         67,459        123,500        161,375        865,563
George R. Gazerwitz........     --           --          157,733        120,000        638,750        813,750
Lawrence C. Russell........     --           --          140,000        247,392      1,130,000      1,957,560
Harold S. Barron...........     --           --          174,750         88,250        788,156        557,219

---------------

(1) Difference between the closing price reported on the Composite Tape for New York Stock Exchange Listed Companies for Unisys Common Stock at December 31, 1997 and the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS


     On September 23, 1997, Lawrence A. Weinbach received an award of 169,762 restricted shares of Unisys Common Stock under the 1990 Plan. The grant vested 25% on September 23, 1997. The remaining restricted shares will vest in installments over the three-year period ending September 23, 2000, provided Mr. Weinbach remains in the employ of Unisys. Restricted shares may be voted and will receive dividends if and to the extent that dividends are paid on unrestricted shares of Unisys Common Stock. They may not be sold or pledged until the award vests.


PENSION PLANS

     The table below shows the aggregate annual amounts at age 65 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant's primary social security benefit.


                                                 YEARS OF SERVICE
     ASSUMED FINAL       -----------------------------------------------------------------
  AVERAGE COMPENSATION      5          10         15         20         25      30 OR MORE
  --------------------   --------   --------   --------   --------   --------   ----------
       $  400,000        $ 80,000   $160,000   $180,000   $200,000   $220,000   $  240,000
          500,000         100,000    200,000    225,000    250,000    275,000      300,000
          600,000         120,000    240,000    270,000    300,000    330,000      360,000
          700,000         140,000    280,000    315,000    350,000    385,000      420,000
          800,000         160,000    320,000    360,000    400,000    440,000      480,000
          900,000         180,000    360,000    405,000    450,000    495,000      540,000
        1,000,000         200,000    400,000    450,000    500,000    550,000      600,000
        1,100,000         220,000    440,000    495,000    550,000    605,000      660,000
        1,200,000         240,000    480,000    540,000    600,000    660,000      720,000
        1,300,000         260,000    520,000    585,000    650,000    715,000      780,000
        1,400,000         280,000    560,000    630,000    700,000    770,000      840,000
        1,500,000         300,000    600,000    675,000    750,000    825,000      900,000
        1,600,000         320,000    640,000    720,000    800,000    880,000      960,000
        1,700,000         340,000    680,000    765,000    850,000    935,000    1,020,000



     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the eligible Named Officers as of March 1, 1998 is as follows: J. A. Unruh - $1,378,803; G. A. Gagliardi - $428,691; G. R.
Gazerwitz - $419,168; L. C. Russell - $679,715; H. S. Barron - $481,450. Full
years of credited service under the pension plans for the eligible Named Officers as of March 1, 1998 are as follows: J. A. Unruh - 16 years; G. A. Gagliardi - 26 years; G. R. Gazerwitz - 16 years; L. C. Russell - 2 years; H. S. Barron - 7 years.

     Pursuant to the employment agreement described below, Lawrence A. Weinbach is vested in an annual pension benefit as follows: 0-3 years of service - $350,000; 4 years - $570,000; 5 years - $710,000; 6 years - $860,000;
7 or more years - $1,000,000.

EMPLOYMENT AGREEMENTS


     On September 23, 1997, the Company entered into a five-year employment agreement with Lawrence A. Weinbach, covering the terms and conditions of Mr. Weinbach's employment as Chairman of the Board, President and Chief Executive Officer. The agreement provides for a minimum base salary of $1,200,000 per year, subject to annual review by the Compensation and Organization Committee, and eligibility for an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, is to be determined by the Compensation and Organization Committee in its sole discretion, except that, for the 1997, 1998 and 1999 award years, Mr. Weinbach is guaranteed a minimum bonus equal to 100% of the base salary paid to him in that year. Under the agreement, Mr. Weinbach also received a one-time bonus in the amount of $1,500,000 at the time his employment commenced. Mr. Weinbach is eligible to participate in the benefit programs generally made available to executive officers, is entitled to the pension benefits discussed above and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. Effective as of his first day of employment, Mr. Weinbach received the stock option grant disclosed on page 11 and the restricted share award described on page 12. He also purchased Unisys Common Stock having a fair market value of $1,000,000 from the Company. If Mr. Weinbach's employment is terminated under certain circumstances, the agreement provides for him to receive continued payment of his base salary for the remainder of the term (but in no event less than one year's base salary) and, for the one-year period following the date of termination, a bonus in an amount equal to his target bonus percentage times the base salary paid during such period. He will also be entitled to continued medical and dental coverage through the remaining term of the agreement, full vesting in outstanding awards under the 1990 Plan and one additional year of service for pension purposes. Salary continuation amounts paid to Mr. Weinbach after two years from the date of employment termination will be reduced by the amount of any cash compensation he earns for services rendered to any entity other than Unisys. Mr. Weinbach is also party to a change in control agreement with the Company, as described on page 14. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.



     Effective November 1995, the Company entered into a three-year employment agreement with Lawrence C. Russell, covering the terms and conditions of his employment as Executive Vice President of Unisys and President of Unisys Information Services. The agreement provides for an annual base salary of $450,000, subject to annual review, and eligibility for an annual bonus under the Unisys Executive Variable Compensation Plan at a target of not less than 60% of base salary. The agreement provides that the actual bonus amount can vary from zero to 150% of target. Mr. Russell is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. The agreement provides that, if Mr. Russell remains employed with the Company on the applicable payment date, the Company will make periodic payments, totaling $700,000, through the year 2000, to compensate Mr. Russell for the value of incentives forfeited from his previous employment. If the Company terminates Mr. Russell's employment other than for cause, he will be entitled to receive continued payment of his base salary and bonus for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to immediate vesting of all outstanding awards under the 1990 Plan, a lump-sum payment of any remaining incentive forfeiture installments and continued medical and dental coverage through the remaining agreement term. Mr. Russell is also party to a change in control agreement. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.

     The Company and James A. Unruh, former Chairman and Chief Executive Officer, are parties to an agreement dated July 2, 1997. The agreement provides for Mr. Unruh to receive, during the period beginning July 2, 1997 and ending April 30, 1998 (the "Term"), a base salary at the annual rate of $836,000. Under the agreement, Mr. Unruh was also entitled to receive a bonus award for 1997 at the discretion of the Compensation and Organization Committee of the Board of Directors. For a period of two years following the completion of the Term, Mr. Unruh will be entitled to receive termination payments consisting of base salary continuation at the annual rate of $836,000 and an annual bonus equal to 50% of that amount. Amounts payable by the Company during the second year following completion of the Term will be reduced by the amount earned by Mr. Unruh for services rendered to any entity other than Unisys. Under the agreement, Mr. Unruh is entitled to full vesting on April 30, 1998 of all outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys Common Stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company's employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the Company terminates the executive without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive's compensation or responsibilities or a change in the executive's job location), or the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement.

INDEBTEDNESS OF MANAGEMENT


     The Company has made no-interest loans to certain of its executive officers. The loans, which were made in connection with the officer's purchase of a principal residence upon relocation, are generally for a 20-year term (assuming continued employment with the Company), are evidenced by promissory notes and are secured by second mortgages. Mr. Russell has a four-year, interest-free loan secured by a first mortgage. The maximum amounts outstanding during the period between January 1, 1997 and March 1, 1998 for each of the following were: J. F. McHale, $122,500; L. C. Russell, $283,000; J. A. Unruh, $245,000. Mr. McHale's loan is no longer outstanding. The principal amounts of Mr. Unruh's and Mr. Russell's loans as of March 1, 1998 were $130,000 and $212,250, respectively.


COMPENSATION OF DIRECTORS

     The Company's non-employee directors receive an annual retainer of $35,000, an annual attendance fee of $10,000 for regularly scheduled Board and Committee meetings and a meeting fee of $1,000 for attendance at each Board and Committee meeting held on other than a regularly scheduled meeting day. The annual retainer and annual meeting fee are paid in monthly installments, with 50% of each installment paid in cash and 50% in the form of common stock equivalent units ("Stock Units"). The value of each Stock Unit at any point in time is equal to the value of one share of Unisys Common Stock. Stock Units are recorded in a memorandum account maintained for each director. A director's Stock Unit account is payable upon termination of service, or at any date at least five years after the Stock Units are awarded, in either cash or common stock at the election of the director. Directors do not have the right to vote with respect to any Stock Units. Directors also have the opportunity to defer until termination of service, or until any date at least five years after the deferral, all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of Stock Unit accounts and deferred cash accounts is an unsecured claim against the Company's general assets. Directors who are employees of the Company do not receive any cash or Stock Units for their services as directors.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES


     The Company's executive compensation program is administered by the Compensation and Organization Committee (the "Committee"). The Committee reviews compensation levels of elected officers, evaluates performance, considers management succession and related matters and administers the Company's incentive plans, including the Executive Variable Compensation Plan (the "EVC Plan") and the 1990 Plan.


     The Company's executive compensation program is designed to attract and retain executives responsible for the Company's long-term success, to reward executives for achieving both financial and strategic company goals, to align executive and stockholder interests through long-term, equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the performance of Unisys and the executive's business unit, as well as the attainment of the executive's individual goals. The Company's executive compensation program also takes into account the compensation practices of companies with whom Unisys competes for executive talent. These companies (the "peer companies") include the principal companies included in the peer group indices in the Performance Graph on page 18 of this Proxy Statement and additional companies in various industries.


     The three key components of the Company's executive compensation program for 1997 were base salary, short-term incentive payments and long-term incentive awards in the form of stock options. Overall compensation is intended to be competitive for comparable positions at the peer companies.

     The Company's policies with respect to each of the elements of its executive compensation program, as well as the basis for the compensation awarded to the current and former chief executive officer, are discussed below.

BASE SALARY


     Each executive's base salary is initially determined with reference to competitive pay practices and is dependent upon the executive's level of responsibility and experience. The Committee uses its discretion, rather than a formal weighting system, to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed periodically, and increases are made based on the Committee's subjective assessment of individual performance, as well as the factors discussed above.


SHORT-TERM INCENTIVE PAYMENTS


     For 1997, all of the Company's executive officers participated in the EVC Plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of individual and/or corporate performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. With respect to current executives other than Mr. Weinbach, awards under the plan for 1997 were generally determined as follows.



     Early in 1997, executives were assigned target award amounts for the year, which were typically stated as a percentage of base salary (ranging, in the case of elected officers other than the chief executive officer, from 45% to 60%). Performance goals were also established based upon the financial performance of both Unisys and the executive's business unit (generally, achievement of pre-established profit, cash flow and revenue objectives) and upon individual performance objectives. Actual award amounts could range from zero to 150% of target, depending upon the Committee's evaluation of individual and corporate/business unit performance. In 1997, the Company substantially met the performance goals established for the year. Awards paid for 1997 reflected these results plus individual accomplishments.


LONG-TERM INCENTIVE AWARDS


     Under the 1990 Plan, stock options may be granted to the Company's executive officers and other key employees. The size of stock option awards is based primarily on the individual's responsibilities and position with Unisys. The Committee does not determine the size of such awards by reference to the amount or value of stock options currently held by an executive officer.

     Stock options are designed to align the interests of executives with those of stockholders. Stock options are granted with an exercise price equal to the market price of Unisys Common Stock on the date of grant, and current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


     Lawrence A. Weinbach became the Company's Chairman, President and Chief Executive Officer on September 23, 1997. In connection with his employment, the Company entered into the employment agreement described at page 13. The terms and conditions of the employment agreement were approved by the Committee after consideration of Mr. Weinbach's qualifications and experience, his previous compensation levels and the competitive marketplace for executive talent.



     Under the employment agreement, Mr. Weinbach is entitled to a base salary at the rate of $1,200,000 per year and, for 1997, 1998 and 1999, is guaranteed a minimum annual bonus equal to 100% of the base salary paid to him in that year. Given the marked improvement in the Company's profile under Mr. Weinbach's leadership, the Committee awarded him a bonus of $492,000, or 150% of base salary, for 1997. Under the agreement, Mr. Weinbach also received a one-time bonus in the amount of $1,500,000 at the time his employment began and was granted the stock options and restricted share awards described on pages 11 and 12.



     For 1997, James A. Unruh, the Company's former chief executive officer, received a base salary of $836,000. This had been Mr. Unruh's salary since 1996. Pursuant to the agreement described at page 14, Mr. Unruh was also entitled to receive a bonus award for 1997 at the discretion of the Committee. For 1997, the Committee awarded Mr. Unruh a bonus of $418,000, or 50% of salary, in recognition of his role in the transformation of Unisys and in effecting a smooth transition to his successor. In April 1997, as in the past several years, Mr. Unruh received options to purchase 180,000 shares of Unisys Common Stock.


DEDUCTIBILITY OF EXECUTIVE COMPENSATION


     Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals. The Committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.


Compensation and Organization Committee
     Melvin R. Goodes
     Edwin A. Huston
     Kenneth A. Macke

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys Common Stock during the five fiscal years ended December 31, 1997 with the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Computers (Hardware) Index and the Standard & Poor's Computers (Software and Services) Index. The comparison assumes $100 was invested on December 31, 1992 in Unisys Common Stock and in each of such indices and assumes reinvestment of dividends.

                                                                               S & P
                                                               S & P         Computers
   Measurement Period         Unisys                         Computers      (Software &
  (Fiscal Year Covered)     Corporation      S & P 500      (Hardware)       Services)
1992                            100             100             100             100
1993                            125             110             104             128
1994                             85             112             134             151
1995                             54             153             178             212
1996                             67             189             239             330
1997                            137             252             350             459

                           GENERAL AND OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1996, George R. Gazerwitz received a grant of restricted stock units while he was on assignment overseas. These units were inadvertently omitted from Mr. Gazerwitz's Form 4 filings for 1996. The filings have been corrected.

POLICY ON CONFIDENTIAL VOTING

     It is the Company's policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

STOCKHOLDER PROPOSALS

     Any stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1999 Annual Meeting of Stockholders must submit such proposal so that it is received by the Company no later than November 12, 1998.

OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no matter other than the matters described herein that will be presented for consideration at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the shares represented by proxies that are signed and returned by stockholders will, unless stockholders otherwise specify, be voted thereon in the discretion of the persons voting such shares.

     The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys Common Stock. Solicitation may also be made personally, or by telephone or telegraph, by the Company's directors, officers and regular employees without additional compensation. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $12,000, plus expenses.

                                          By Order of the Board of Directors,

                                          /s/ Harold S. Barron
                                          Harold S. Barron
                                          Senior Vice President,
                                          General Counsel and Secretary

Dated: March 12, 1998

                               UNISYS CORPORATION

               PROXY FOR ANNUAL MEETING TO BE HELD APRIL 23, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



THE UNDERSIGNED HEREBY APPOINTS MELVIN R. GOODES, KENNETH A. MACKE AND LAWRENCE
A. WEINBACH, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF UNISYS CORPORATION, AND AT ANY ADJOURNMENT THEREOF, AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE ITEMS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS (FOR SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED, IF
ANY) TO THE TRUSTEE FOR THE UNISYS SAVINGS PLAN (THE "SAVINGS PLAN") AS MORE FULLY DESCRIBED BEGINNING ON PAGE 1 OF THE PROXY STATEMENT.


        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION
                         CARD IN THE ENCLOSED ENVELOPE



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                               UNISYS CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1, 2 AND 3.

                               FOR     WITHHELD        FOR all
                               all     from all        except as noted

1. Election of Directors       [ ]       [ ]             [ ]     _______________
   Nominees:  Henry C.                                           _______________
   Duques, Theodore E.                                              (Except
   Martin, Lawrence A.                                          nominees written
   Weinbach                                                          above)


                               FOR     AGAINST         ABSTAIN

2. Ratification of Selection   [ ]       [ ]             [ ]
   of Independent Auditors


                               FOR     AGAINST         ABSTAIN

3. Amendment to Certificate    [ ]       [ ]             [ ]
   of Incorporation


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST ITEM 4.


                               FOR     AGAINST         ABSTAIN

4. Stockholder Proposal To     [ ]       [ ]             [ ]
   Act By Written Consent/
   Call Special Meetings


Mark Here To Have Your Vote Remain Confidential    [ ]


_________________________________________
                Signature


_________________________________________
                Signature


Date:___________________________, 1998



THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 AND THE TRUSTEE FOR THE SAVINGS PLAN WILL VOTE AS DESCRIBED BEGINNING ON PAGE 1 OF THE PROXY STATEMENT.


NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee, guardian, corporate officer, etc., please give your full title.

--------------------------------------------------------------------------------
                          *   FOLD AND DETACH HERE   *

                                     UNISYS

                          YOUR VOTE IS VERY IMPORTANT

           PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING CARD
                           IN THE ENCLOSED ENVELOPE.